Exhibit 99.1
CONNETICS NAMES SCOTT W. MEGGS SENIOR DIRECTOR, CORPORATE COUNSEL
Reports New Option Grant under NASDAQ Marketplace Rule 4350
PALO ALTO, Calif. (August 5, 2005) — Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today that it has named Scott W. Meggs to the position of Senior Director, Corporate Counsel. Mr. Meggs will be primarily responsible for matters relating to securities, corporate governance and corporate compliance.
Mr. Meggs joins Connetics from VISX, Incorporated where he was Director of Corporate Compliance, Assistant Secretary and Corporate Counsel. Prior to joining VISX, Mr. Meggs was a partner at Meggs Law Office, and was employed as an associate at the law firms of Hopkins & Carley and McPharlin & Mahl. Mr. Meggs also served as an extern with the California Court of Appeal. Mr. Meggs graduated from the University of California, Los Angeles in 1983 and earned his law degree from Santa Clara University School of Law in 1988.
Additionally, the Company’s Board of Directors approved an inducement grant to Mr. Meggs of a non-qualified stock option to purchase 30,000 shares of Connetics’ common stock. This option award was granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and with the following material terms: (a) an exercise price of $17.61 which is equal to the fair market value of Connetics’ common stock on the grant date (August 5, 2005), (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to 1/8th of the total grant on the six-month anniversary of Mr. Meggs’ hire, and 1/48th of the total grant each month thereafter until the grant is fully vested.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis, Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis and Extina®, a foam formulation of the antifungal drug ketoconazole. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Company Contact:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com
Press Release Code: (CNCT-G)
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